Exhibit 10.1

IMMERSION CORPORATION

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into by and between Immersion Corporation, a Delaware corporation (the “Company”) and Tom Lacey (the “Employee”), effective as of November 1, 2018 (the “Effective Date”).

RECITALS

A.    The Employee is being employed by the Company as the Company’s Interim Chief Executive Officer (the “Interim CEO”).

B.    Certain capitalized terms used in this Agreement are defined in Section 10 below.

AGREEMENT

In consideration of the mutual covenants herein contained, and in consideration of the employment of the Employee by the Company, the parties agree as follows:

1.    POSITION AND RESPONSIBILITIES. The Company shall employ the Employee in the position of Interim CEO, reporting solely to the Board of Directors of the Company (the “Board”), and assuming and discharging such responsibilities as are commensurate with such position. The Employee shall comply with and be bound by the Company’s operating policies, procedures and practices from time to time in effect during his employment. During the Employee’s employment with the Company, the Employee shall devote his time, skill and attention to his duties and responsibilities, and shall perform them faithfully, diligently and competently, and the Employee shall use his best efforts to further the Company’s business; provided, however, that the Company acknowledges that the Employee will be entitled to remain on the boards of directors of companies on which he already serves as a director (provided that any such activities do not at the time the activity or activities commence or thereafter (x) create an actual or potential business or fiduciary conflict of interest or (y) individually or in the aggregate, interfere materially with the performance of the Employee’s duties to the Company).

In the event that the Company hires a permanent chief executive officer, the Employee agrees to assist in the orderly transition of the duties and responsibilities of the chief executive officer and shall provide transition and mentoring services as reasonably requested by the chief executive officer or the Board.

In the event that the Company hires a permanent chief executive officer, the Employee will remain on the Board as a non-employee director following the end of the Employee’s service as the Interim CEO and thereafter become entitled to receive cash compensation in the form of retainer and committee fees customarily payable to the Company non-employee directors in accordance with Company policies.

2.    TERM OF EMPLOYMENT. This Agreement shall become effective as of the Effective Date. This Agreement and the Employee’s employment with the Company shall continue until the earliest of (i) the date on which a permanent chief executive officer commences employment with the Company, (ii) the date on which the Employee’s employment is terminated by reason of the Employee’s death or (iii) the date on which the Employee’s employment is terminated by either party at any time, with or without notice, for any or no reason. The parties agree and acknowledge that this Agreement is an “at will” agreement and that no implied covenant or standard of practice will cause this Agreement to have any minimum period of employment.

3.    BASE COMPENSATION. For all services to be rendered by the Employee to the Company while this Agreement is in effect, the Employee shall receive a base salary of Fifty Thousand Dollars ($50,000.00) per month, prorated for any partial month of employment, payable in accordance with the Company’s standard payroll practices.

4.    VARIABLE COMPENSATION. Employee will not be entitled to any variable or bonus compensation for Employee’s services under this Agreement.

5.    RESTRICTED STOCK UNITS.

The Employee was previously granted a restricted stock unit award to acquire 31,000 shares of the Company’s Common Stock (the “Special New Director Award”) pursuant to the Company’s 2011 Equity Incentive Plan (the “Plan”) as set forth in the letter agreement between the Employee and the Company, dated August 21, 2018 (the “August 2018 Agreement”). As was provided in the August 2018 Agreement, such Special New Director Award will vest as to 100% of the total shares on the day that immediately precedes the date of the 2019 annual meeting, subject to the Employee’s continuous service as a member of the Board on such date. In addition, upon the consummation of a Corporate Transaction (as defined in the Plan) while the Employee remains in service as a member of the Board and the Special New Director Award remains outstanding, the Special New Director Award will vest as to 100% of the total shares.

In addition to the Special New Director Award, the Company will grant the Employee a restricted stock unit award to acquire 10,000 shares of the Company’s Common Stock (the “First Award”) pursuant to the Plan and the Company’s standard RSU agreement. The First Award will vest as to 100% of the total shares on the one year anniversary of the Effective Date, subject to the Employee’s continuous service as the Interim CEO through and including such date. In addition, upon the consummation of a Corporate Transaction while the Employee remains in service as the Interim CEO and the First Award remains outstanding, the First Award will vest as to 100% of the total shares; provided, however, that in the event the Employee is terminated as Interim CEO by the Board or at the request of the acquiring entity following the execution of a definitive agreement providing for the Corporate Transaction but prior to its consummation, the First Award will nevertheless vest as to 100% of the total shares upon consummation of the Corporate Transaction.

In addition to the Special New Director Award and the First Award, the Company will grant the Employee a restricted stock unit award to acquire 10,000 shares of the Company’s Common Stock pursuant to the Plan and the Company’s standard RSU agreement (the “Second Award”). The Second Award will vest as to 100% of the total shares on the one year anniversary of the Effective Date, subject to the Employee’s continuous service as a member of the Board through and including such date; provided, however that if the Employee’s service as Interim CEO is or has been terminated by the Company for Cause, the Second Award will be cancelled and forfeited. In addition, upon the consummation of a Corporate Transaction while the Employee remains in service as a member of the Board and the Second Award remains outstanding, the Second Award will vest as to 100% of the total shares.

6.    OTHER BENEFITS. The Employee shall be entitled to participate in any employee benefit plans and programs that the Company makes available to its senior executives, subject to the rules and the regulations applicable hereto. The Company reserves the right to cancel or change the benefit plans and programs it offers to its senior executives at any time. The Employee will be eligible for vacation and sick leave in accordance with the policies in effect for senior executives during the term of this Agreement. The Company shall reimburse the Employee for all reasonable expenses actually incurred or paid by the Employee in the performance of his services on behalf of the Company, subject to and in accordance with the Company’s expense reimbursement policy as from time to time in effect. Any reimbursement of business expenses the Employee is entitled to receive pursuant to this Agreement shall (a) be paid no later than the last day of the Employee’s taxable year following the taxable year in which the expense was incurred, (b) not affect any other expenses that are eligible for reimbursement in any taxable year and (c) not be subject to liquidation or exchange for another benefit.

7.    SEVERANCE. Because the Employee’s employment is being established as a temporary employment engagement, the end of this employment is not considered to be an involuntary termination under any plan or program of the Company, which means that the Employee will not be eligible to receive severance benefits under any plan or other arrangement in connection with his employment, or termination thereof, as Interim CEO.

8.    BOARD COMPENSATION. Employee acknowledges that during Employee’s service as Interim CEO pursuant to this Agreement, Employee shall not receive any cash compensation as non-employee director of the Board, his annual director and committee member retainers shall be suspended for such period and Employee shall not receive any new non-employee director equity grants other than as set forth in this Agreement.

9.    INDEMNIFICATION. The Company shall indemnify the Employee with respect to activities in connection with his director service and employment hereunder to the fullest extent provided by applicable law and to the same extent as the Company indemnifies other Company officers or directors. The Employee will also be named as an insured on the director and officer liability insurance policy currently maintained, or as may be maintained by the Company from time to time.

10.    DEFINITIONS. For purposes of this Agreement, the following terms shall have the following meanings:

(a)    “Cause” means: (i) the Employee’s willful and repeated failure to comply with the lawful written directions of the Board, after receiving written notice of such failure; (ii) the Employee’s gross negligence or willful misconduct in the performance of his duties; or (iii) the conviction of or entry of a plea of nolo contendere or guilty to a (x) felony or (y) a crime causing demonstrable harm to the Company.

(b)    “Corporate Transaction” means the occurrence of any of the following events: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then-outstanding voting securities; (ii) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; (iii) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation or (iv) any other transaction which qualifies as a “corporate transaction” under Section 424(a) of the Code wherein the stockholders of the Company give up all of their equity interest in the Company (except for the acquisition, sale or transfer of all or substantially all of the outstanding shares of the Company).

11.    NOTICE.

(a)    MANNER. Any notice hereby required or permitted to be given shall be sufficiently given if in writing and upon mailing by registered or certified mail, postage prepaid, to either party at the address of such party or such other address as shall have been designated by written notice by such party to the other party.

(b)    EFFECTIVENESS. Any notice or other communication required or permitted to be given under this Agreement will be deemed given on the day when delivered in person, or the third business day after the day on which such notice was mailed in accordance with Section 11(a).

12.    GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal substantive laws, but not the choice of law rules, of the State of California.

13.    SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement, or any terms hereof, shall not affect the validity or enforceability of any other provision or term of this Agreement.

14.    INTEGRATION. Except as otherwise expressly provided herein, this Agreement, together with the Proprietary Information and Invention Agreement between the Employee and the Company (the “Confidential Information Agreement”), represent the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements, whether written or oral, including, but not limited to the August 2018 Agreement. No waiver, alteration or modification of any of the provisions of this Agreement shall be binding unless in writing and signed by duly authorized representatives of the parties hereto.

15.    EMPLOYMENT TAXES. The payments made pursuant to this Agreement will be subject to applicable income and employment taxes.

16.    COUNTERPARTS. This Agreement may be executed by either of the parties hereto in one or more counterparts, none of which need contain the signature of more than one party hereto, and each of which shall be deemed to be an original, and all of which together shall constitute a single agreement.

17.    ARBITRATION. The Employee and the Company agree that any and all claims arising out of or related to this Agreement and the Employee’s employment with the Company and termination thereof, shall be submitted to arbitration in Santa Clara County, California, before a single arbitrator, in accordance with the applicable American Arbitration Association (“AAA”) rules then in effect, as modified by the terms and conditions of this Section; provided, however, that provisional injunctive relief may, but need not, be sought in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the arbitrators. This agreement to arbitrate does not restrict the Employee’s right to file administrative claims before any government agency where, as a matter of law, the parties may not restrict the Employee’s ability to file such claims (including, but not limited to, the National Labor Relations Board, the Equal Employment Opportunity Commission and the Department of Labor). However, the Employee and the Company agree that, to the fullest extent permitted by law, arbitration shall be the exclusive remedy for the subject matter of such administrative claims. The arbitrator shall be selected by mutual agreement of the parties or, if the parties cannot agree, by striking from a list of arbitrators supplied by AAA. The arbitrator shall issue a written opinion revealing, however briefly, the essential findings and conclusions upon which the award is based. Final resolution of any dispute through arbitration may include any remedy or relief which the arbitrator deems just and equitable. Any award or relief granted by the arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction. The parties acknowledge that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with this Agreement.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by a duly authorized officer, as of the Effective Date.

Dated: October 29, 2018	/s/ Tom Lacey
Tom Lacey

Immersion Corporation

Dated: October 29, 2018	By:	/s/ Amie Peters
Amie Peters General Counsel and SVP, IP Licensing & Legal Affairs

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